Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 under the Securities Act of 1933 of our report dated April 7, 2026, with respect to the consolidated balance sheets of Kaixin Holdings and its subsidiaries (collectively referred to as the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the year in the year ended December 31, 2025, 2024, and 2023.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ Onestop Assurance PAC

Onestop Assurance PAC

Singapore

June 17, 2026